Exhibit 99.1

OCCAM NETWORKS FINALIZES TERM SHEET FOR PRIVATE PLACEMENT

Santa Barbara, Calif. – Nov. 4, 2003 – Occam Networks, Inc. (OTCBB: OCCM) today announced that it has finalized a memorandum of terms with certain existing investors concerning the sale and issuance of up to a currently anticipated maximum of $20 million of its Series A Preferred Stock, of which the existing investors have agreed in principle to purchase more than $13 million. Completion of the financing transaction is subject to negotiation of definitive agreements between the Company and the investors. Assuming successful negotiations, the Company expects the initial closing of the sale and issuance of the Series A Preferred to occur within the next 30 days. The Series A Preferred Stock will be convertible into shares of the Company’s Common Stock, and the Company and the investors have agreed that it will be sold at a common-equivalent price of $0.11 per share.

The Series A Preferred Stock to be sold to existing investors, and the Common Stock issuable upon conversion thereof, have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or applicable state securities laws.

Following the initial closing of the Series A Preferred Stock financing, the Company intends to offer holders of all outstanding shares of Common Stock the right to purchase shares of Series A Preferred Stock on terms substantially similar to the terms under which shares are sold to existing investors. Applicable subscription ratios, record dates, issuance dates, and subscription periods have not yet been determined. In connection with the rights offering, the Company intends to file a registration statement with the Securities and Exchange Commission covering the offer and sale of Series A Preferred Stock to common stockholders pursuant to the rights offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein.

About Occam Networks

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enable telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning a potential financing transaction involving Occam Networks. These statements involve risks and uncertainties. In particular, the Company and existing investors are continuing to negotiate the terms of the proposed financing transaction. The memorandum of terms described above is non-binding. Accordingly, there can be no assurances that the Company will be able to enter definitive agreements with the investors or otherwise complete the financing.

Contact Information:

Howard Bailey

Chief Financial Officer Occam Networks Inc.

+1 805 692 2908

hbailey@occamnetworks.com